Exhibit 10.1

Execution Version

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (this “Agreement”) is entered into by and between Endo Pharmaceuticals Inc. (“Endo”), Teikoku Pharma USA, Inc. (“TPU”), Teikoku Seiyaku Co., Ltd. (“Teikoku Seiyaku,” and together with TPU, “Teikoku”, and collectively with Endo, “Endo/Teikoku”), on the one hand, and Watson Laboratories, Inc. (“Watson”), on the other hand. Endo, TPU, Teikoku Seiyaku and Watson are individually referred to herein by name or the term “Party” and are referred to collectively herein as the “Parties.” This Agreement is entered into on and is effective as of May 28, 2012 (the “Effective Date”).

WHEREAS, Watson has filed Abbreviated New Drug Application (“ANDA”) No. 20-675 (“Watson’s ANDA”) with the United States Food and Drug Administration (“FDA”) seeking approval to manufacture, market, and sell Watson’s Generic Product (as defined below), which product is intended to be an AB-rated generic version of Endo/Teikoku’s drug product Lidoderm®;

WHEREAS, Watson seeks approval to manufacture, market and sell Watson’s Generic Product before the expiration of United States Patent No. 5,827,529 (the “’529 patent”), United States Patent No. 5,741,510 (the “’510 patent”), United States Patent No. 6,096,333 (the “’333 patent”), United States Patent No. 6,096,334 (the “’334 patent”), United States Patent No. 5,536,263 (the “’263 patent”), and United States Patent No. 6,361,790 (the “’790 patent”);

WHEREAS, in response to the filing of Watson’s ANDA, Endo/Teikoku filed suit against Watson in the United States District Court for the District of Delaware alleging infringement of the ’529 patent, styled Endo Pharmaceuticals Inc., et al. v. Watson Laboratories, Inc., Civil Action No. 1:10-cv-138-GMS (the “’529 Lawsuit”);

WHEREAS, Endo also filed suit against Watson in the United States District Court for the District of Delaware alleging infringement of the ’510 patent, the ’333 patent, and the ’334 patent styled Endo Pharmaceuticals Inc. v. Watson Laboratories, Inc., Civil Action No. 11-cv-575-GMS (the “Rolf Lawsuit”, together with the ’529 Lawsuit, the “Litigation”); and

WHEREAS, no Party admits liability, but each desires to resolve, compromise and settle the Litigation on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions

(a)

“Affiliate” means any current or future entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a given entity. For purposes of this definition, “control” of a corporation or business entity means (i) the direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting interests of such corporation or business entity, or (ii) the ability in the ordinary course to otherwise control and direct the election of fifty percent (50%) or more of the board of directors or other governing body for such entity, whether by the ownership of securities, by contract or otherwise.

(b)	“AG Product” means a generic version of the Brand Product that is manufactured and sold under the Brand Product NDA without a trademark or using a trademark other than Lidoderm® or a successor trademark thereto.

(c)	“Applicable Law” means all applicable statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Government Authority, including the Federal Food, Drug, and Cosmetic Act, Prescription Drug Marketing Act, Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et. seq.) and Anti-Kickback Statute (42 U.S.C. § 1320a-7b et. seq.) and all counterparts thereto in other jurisdictions, all as amended from time to time.

(d)	“Brand Product” means the product that is approved for distribution and sale under the Brand Product NDA and sold under the trademark Lidoderm® or any successor trademark.

(e)	“Brand Product NDA” means New Drug Application No. 20-612 and any amendments or supplements thereto.

(f)	“Bundled Sale” means, as defined in 42 C.F.R. § 447.502, an arrangement regardless of physical packaging under which the rebate, discount, or other price concession is conditioned upon the purchase of the same drug, drugs of different types (that is, at the nine-digit National Drug Code (“NDC”) level) or another product or some other performance requirement (for example, the achievement of market share, inclusion or tier placement on a formulary), or where the resulting discounts or other price concessions are greater than those that would have been available had the bundled drugs been purchased separately or outside the bundled arrangement.

(g)	“Expiration Date” means the date of expiration of the last to expire Licensed Patent.

(h)	“Final Packaging” means the Labeling and packaging of Watson’s Generic Product in accordance with Applicable Law and Watson’s ANDA, including the package inserts and other components reasonably necessary for the sale or distribution of the Finished Product to the ultimate consumer.

(i)	“Finished Product” means Watson’s Generic Product in its finished form for Final Packaging, ready for sale to the market.

(j)	“First Commercial Sale” means, with respect to Watson, the first date on which Watson’s Generic Product is sold by or on behalf of Watson or its

Affiliates to wholesalers, distributors, retailers or through mail order in or for the Territory or otherwise to any Third Party. “First Commercial Sale” means, with respect to a Person other than Watson or its Affiliates, the first date on which such Person’s Generic Product is sold by or on behalf of such Person or its Affiliates to wholesalers, distributors, retailers or through mail order in or for the Territory or otherwise to any Third Party.

(k)	“Generic Product” means (i) a generic equivalent of the Brand Product approved under an Abbreviated New Drug Application or pursuant to an application under 21 U.S.C. § 355(b)(2), including Watson’s Generic Product, or (ii) an AG Product.

(l)	“Gross Profit” means the Net Sales of Watson’s Generic Product in a calendar quarter or, if Watson’s royalty obligations under Section 3(a) terminate prior to the end of a calendar quarter, a partial calendar quarter, less an amount equal to the Manufacturing Cost of such Watson’s Generic Product multiplied by the number of units of Watson’s Generic Product sold by Watson or its Affiliates (other than its Wholesaler Affiliate) in such calendar quarter or partial calendar quarter.

(m)	“Label”, “Labeled”, or “Labeling” means all labels and other written, printed or graphic matter upon (i) any packing, container or wrapper utilized with Watson’s Generic Product, or (ii) any written material accompanying Watson’s Generic Product, including package inserts; or as the context requires, the act of applying and/or using the same.

(n)	“Launch” means the First Commercial Sale of any Generic Product in the Territory.

(o)	“Licensed Patents” means any and all patents now and in the future owned, controlled, assigned, or licensed to Endo or Teikoku that are necessary for Watson to make, have made, use, import, sell and offer for sale, Watson’s Generic Product in or for the Territory, including, but not limited to the ’529 patent, ’510 patent, ’333 patent, ’334 patent, ’263 patent and ’790 patent, and any current and future continuations, continuation-in-parts, divisionals, reexaminations, and/or reissues of such patents.

(p)	“License Term” means the period commencing on the Start Date and ending on the Expiration Date.

(q)	“Manufacturing Cost” with respect to Watson’s Generic Product means (except as otherwise provided in this Agreement, including but not limited to Section 4) the aggregate cost to manufacture, Label and package Watson’s Generic Product, calculated as follows:

i.	If Watson’s Generic Product is manufactured and/or Labeled by Watson or an Affiliate of Watson, Watson’s internal and external costs incurred in carrying out the Processing Activities, facility charges for the Watson facility where Watson’s Generic Product is manufactured (but excluding any allocations for underutilized capacity of such facility), transporting and/or storing such Watson’s Generic Product (including product testing activities relating to quality assurance, quality control and regulatory compliance) to the extent related and allocable to Watson’s Generic Product; and

ii.	If Watson’s Generic Product is manufactured and/or Labeled by a Third Party manufacturer, the amount paid or payable to such Third Party manufacturer for any of the Processing Activities carried out by such Third Party manufacturer attributable to a specified quantity of such Watson’s Generic Product.

All costs included in Manufacturing Costs shall be a component of “Cost of Sales” and shall be determined in accordance with United States generally accepted accounting principles (“GAAP”), as consistently applied by Watson in accordance with its past practice and in the ordinary course of its business and on a basis consistent with Watson’s annual audited financial statements.

(r)	“Net Sales” means the gross amounts invoiced from the sale of Watson’s Generic Product by Watson and its Affiliates to independent Third Parties in an arms-length transaction, in each case after subtracting the following to the extent specifically and solely allocated to Watson’s Generic Product and actually taken, paid, accrued, allowed, included or allocated in the gross sales prices with respect to such sales (and consistently applied as set forth below):

i.	all normal and customary discounts of any type or nature (such as retroactive price reductions, cash discounts, volume discounts, chargebacks, allowances, rebates, administrative fees, returns and credits given solely for Watson’s Generic Product, excluding commissions for commercialization);

ii.	compulsory payments and cash rebates solely related to the sales of Watson’s Generic Product paid to a government authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program or similar program (such as Medicaid and Supplemental State Program rebates, and Medicare Part D “Donut Hole” Coverage Gap rebates), to the extent allowed and taken; and

iii.	one and one-half percent (1.5%) of the Watson gross Watson Generic Product revenues on a quarterly basis to account for freight, shipping and insurance costs incurred in shipping Watson’s Generic Product, and excise taxes, use taxes, sales taxes and custom duties and/or government charges imposed on the sales of Watson’s Generic Product.

Notwithstanding the foregoing, Net Sales shall be determined in accordance with GAAP in the Territory, consistently applied by Watson in accordance with its past practice and in the ordinary course of its business and on a basis consistent with Watson’s annual audited financial statements. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to Watson’s Generic Product and other generic products of Watson and its Affiliates such that Watson’s Generic Product does not bear a disproportionate portion of such deductions. For the avoidance of doubt, inclusion of Watson’s Generic Product in Watson’s portfolio rebate program or substantially similar customer rebate programs shall be permitted, provided that such program does not discount Watson’s Generic Product at a rate or percentage that is greater than the rate or percentage of discount applied to other generic products in the same program. Watson’s Wholesaler Affiliate shall not be deemed to be an Affiliate of Watson for purposes of this definition of “Net Sales”. For the purpose of calculating Net Sales to its Wholesaler Affiliate, Net Sales of Watson’s Generic Product sold by Watson or its Affiliates to its Wholesaler Affiliate, shall be deemed to have been made at the higher of:

A.	the invoice price charged from Watson or its Affiliates to Watson’s Wholesaler Affiliate, or

B.	the average Net Sales price of such Watson’s Generic Product based on sales to Third Parties other than its Wholesaler Affiliate during the month in which the sale was made.

In no event shall the royalties payable under Section 3(a) be taken as a deduction from Net Sales.

(s)	“Officially Discontinue” means any of: (i) delisting the Brand Product with the FDA; (ii) delisting the ‘529 patent and/or ‘510 patent from the Orange Book; (iii) seeking action with the FDA to withdraw Brand Product from the market, unless required, requested or recommended by the FDA or another governmental authority to do so; or (iv) deleting, removing or canceling any National Drug Code(s) for the Brand Product from the applicable National Drug File.

(t)	“Person” means any person, corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.

(u)

“Processing Activities” means activities relating to production of Watson’s Generic Product, including purchasing raw materials, manufacturing, processing, quality control, filling, Labeling, packaging, finishing, release and storage, and other activities required to be undertaken by Watson or its suppliers and its permitted subcontractors in order to produce Finished Product, and the tests and analyses conducted in connection therewith.

(v)	“Start Date” means the earliest of: (i) September 15, 2013; (ii) the date of Launch of any Generic Product other than Watson’s Generic Product; or (iii) the last day before Watson would forfeit its 180-day generic drug exclusivity with respect to Watson’s Generic Product due to the operation of 21 U.S.C. 355(j)(5)(D)(ii) as a result of a forfeiture event under 21 U.S.C. 355(j)(5)(D)(i)(I).

(w)	“Territory” means the United States, including its territories, possessions and the Commonwealth of Puerto Rico.

(x)	“Third Party” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government, other than Endo/Teikoku and Watson and their respective Affiliates.

(y)	“Watson’s Generic Product” means Lidocaine Patch 5% that is the subject of Watson’s ANDA, and all amendments and supplements thereto, and which is intended to be AB-rated to the Brand Product.

(z)	“Wholesaler Affiliate” means a subsidiary or Affiliate of a Party whose primary business is wholesale distribution of pharmaceutical products. For purposes of this Agreement, Watson’s Wholesaler Affiliate as of the Effective Date is Anda, Inc., Anda Pharmaceuticals, Inc., and Valmed Pharmaceuticals, Inc., and shall include future such Affiliates from time to time.

2. Grant of Licenses

(a)	License. Subject to the terms and conditions of this Agreement, Endo/Teikoku hereby grant to Watson a non-exclusive (other than pursuant to Section 2(b)), royalty-bearing, non-transferable (other than pursuant to Section 21) and non-sublicensable (other than pursuant to Section 2(c)) license to the Licensed Patents to make, have made, import, use, sell, and offer for sale Watson’s Generic Product in the Territory solely during the License Term.

(b)	AG Product. The license granted pursuant to Section 2(a) shall be partially exclusive for a period of time in that Endo/Teikoku and their respective Affiliates shall not market or sell a Generic Product, or authorize or license a Third Party to market or sell an AG Product at any time before the earlier of (i) seven and a half (7.5) months from the Start Date, and (ii) the Launch of any Third Party Generic Product in the Territory.

(c)	Sub-Licenses. Watson shall have the right to sub-license the license granted pursuant to Section 2(a) to its Affiliates, but not to any Third Party, provided that any such sub-license shall be subject to Endo’s prior written consent, not to be unreasonably withheld or delayed.

(d)	Preparation For Generic Launch. Notwithstanding anything to the contrary in this Agreement, Endo/Teikoku agree that Watson and its Affiliates may, in advance of September 15, 2013, manufacture, have manufactured, import, store and otherwise take such steps necessary to develop inventory of Watson’s Generic Product, solely for the purpose of preparing for the First Commercial Sale of Watson’s Generic Product on or after September 15, 2013. Endo/Teikoku further agree that, beginning no earlier than forty-five (45) days prior to September 15, 2013, Watson and its Affiliates (including its Wholesaler Affiliate) may engage in taking orders or in any related pre-marketing activities (including the disclosure of the September 15, 2013 date of the Launch of Watson’s Generic Product to prospective customers) solely for the purpose of preparing for such date.

(e)	Watson Sale Commencement Date. Subject to Section 2(d), Watson agrees, on behalf of itself and its Affiliates, that, prior to the Start Date, it and its Affiliates shall not directly or indirectly market, offer to sell, sell, have sold, import, manufacture or have manufactured in the Territory any of Watson’s Generic Product. Watson acknowledges and agrees that each of Endo and Teikoku would be irreparably harmed should Watson breach this Section 2(e). Nothing in this Agreement shall prohibit or preclude Watson from exercising its rights under 35 U.S.C. § 271(e)(1).

(f)	No Implied Consents/Rights. Nothing herein will be deemed to be a consent to or approval by Endo/Teikoku of any ANDA or similar application or filing by Watson or any of its Affiliates in any foreign jurisdiction, or to permit Watson or any of its Affiliates the right to reference or cross-reference any Endo/Teikoku NDA or similar application or filing.

Moreover, except as expressly provided in Sections 2(a), 3(e) and 6, Endo/Teikoku do not grant to Watson or any of its Affiliates or any other Person any license, right or immunity, whether by implication, estoppel or otherwise, other than as expressly granted herein. No rights are granted under this Agreement by Endo/Teikoku to Watson to any patents (other than the Licensed Patents) or to the use of any of Endo/Teikoku’s or their respective Affiliates’ know-how, trademarks, trade dress or any other trademark or trade dress confusingly similar thereto, and all rights to those patents, trademarks and trade dress are expressly reserved by Endo/Teikoku, as the case may be. Nothing herein will be deemed to require Endo/Teikoku to provide any know-how or other confidential information to Watson.

(g)	Licensed Patents. As among the Parties, Endo/Teikoku will have the sole right, but not the obligation, to prosecute, maintain, enforce and defend the Licensed Patents in their respective sole discretion. Watson will have no right to prosecute, maintain, enforce or defend any Licensed Patent.

(h)	No Challenge to Licensed Patents. From and after the Effective Date, Watson agrees, on behalf of itself and its Affiliates, that it and its Affiliates shall not, directly or indirectly, challenge (a) the validity or enforceability of the Licensed Patents, (b) Endo/Teikoku’s ownership of or license right to the Licensed Patents, or (c) that the manufacture, use, sale or importation of Watson’s Generic Product infringes the Licensed Patents, including by suing, directly or indirectly, Endo or Teikoku or any of their respective Affiliates in any action in any forum seeking an order or decision that any of the Licensed Patents is invalid or unenforceable or that the manufacture, use or sale of Watson’s Generic Product does not infringe the Licensed Patents. Further, from and after the Effective Date Watson will not, and will cause its Affiliates to not, directly or indirectly, voluntarily participate in or support any such challenges relating to any Generic Product by any Person. For the avoidance of doubt, any assistance provided to Third Parties prior to the Effective Date shall not be deemed a breach of this Section 2(h). Notwithstanding the foregoing, nothing herein shall prevent Watson from (i) maintaining the Paragraph IV Certifications contained in Watson’s ANDA, (ii) amending Watson’s ANDA to include a Paragraph IV Certification to any patents that may be listed after the Effective Date in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (Orange Book) for the Brand Product, or (iii) contesting the validity, enforceability or alleged infringement of the Licensed Patents in any future causes of action or litigation initiated against Watson or its Affiliates with respect to a product or products other than Watson’s Generic Product.

(i)	Governmental Approvals. Endo/Teikoku make no representation that Watson will be able to launch any Watson’s Generic Product as of the Start Date. Watson agrees that, notwithstanding anything to the contrary herein, it and its Affiliates will not sell any Watson’s Generic Product prior to obtaining FDA approval to sell Watson’s Generic Product under Watson’s ANDA. Watson will be solely responsible for, and will bear all costs involved in, the registration and approval of Watson’s Generic Product with any governmental regulatory agency.

3. Royalty and Brand Product Supply

(a)	Beginning with the First Commercial Sale of Watson’s Generic Product and until the date of the occurrence of the First Commercial Sale by a Third Party or Endo/Teikoku or their Affiliates of a Generic Product or AG Product in the Territory, Watson shall pay to Endo royalty payments equal to twenty-five percent (25%) of all Gross Profit of Watson’s Generic Product. For the avoidance of doubt, this royalty obligation is terminated entirely on the date of the First Commercial Sale by a Third Party or Endo/Teikoku or their Affiliates of a Generic Product or AG Product in the Territory, so that Watson will owe no royalty as of that first date, other than royalties then accrued but not yet paid. Watson’s obligation to make the payments in this Section 3(a) is triggered upon the execution of this Agreement and is in no way dependent upon the number of Licensed Patents that are in force at the time that a specific payment becomes due, but shall expire on the Expiration Date or as provided above in this Section 3(a).

Fifteen (15) days prior to the end of each calendar quarter for which royalties are to be paid, Watson shall provide to Endo a good faith forecast of Gross Profit, including a detail of Net Sales and Manufacturing Cost for that calendar quarter. Ten (10) days after the end of each calendar quarter, Watson shall provide a preliminary calculation of royalties due. Forty-five (45) days after the end of each calendar quarter, Watson shall provide a final calculation of royalties due based on actual quarterly Gross Profit, including a detail of Gross Profit, Net Sales and Manufacturing Cost.

Payment of the amount due under this Section 3(a) shall be made by Watson to Endo within forty-five (45) days following the end of each calendar quarter (or the next business day thereafter) following the sale of the applicable Watson’s Generic Product.

Watson agrees to keep, and shall cause its Affiliates (excluding its Wholesaler Affiliate) to keep, accurate books of account and records in sufficient detail to enable the royalties payable hereunder to be determined, and not more frequently than once per year, duly authorized independent auditors selected by Endo and acceptable to Watson, the acceptance of which shall not be unreasonably withheld or delayed, shall have the right at all reasonable business hours on reasonable advance notice to Watson, but subject to a non-use and nondisclosure agreement reasonably acceptable to Watson, to perform an inspection of such books of account and records. Such books of account and records shall be kept available for at least three (3) years after the relevant Watson’s Generic Product is sold. Royalties found to be due as a result of Endo’s examination of Watson’s books of accounts shall be paid immediately. If such underpayment exceeds five percent (5%) of the total amount owed to Endo for the period then being audited, Watson shall reimburse Endo for the reasonable fees and expenses of such independent auditor performing the audit. The audit rights and payments due, with interest, according to this paragraph shall be Endo’s sole remedy for any Watson miscalculation or underpayment of royalties due hereunder.

If Watson fails to pay any amounts when due, the payment shall accrue interest from the date due through and including the date upon which Endo has received payment in immediately available funds at a rate equal to the lower of one percent (1%) per month or the highest rate allowed by Applicable Law.

All payments shall be made by wire transfer in United States Dollars to such United States bank account as may be designated from time-to-time by Endo in writing to Watson.

(b)	Endo/Teikoku shall provide, at no cost, to Watson’s Wholesaler Affiliate Brand Product of value totaling twelve million dollars ($12,000,000) per month, as measured at the time of each delivery by the then-prevailing Wholesale Acquisition Cost as defined in the Red Book or, if the Red Book is not available, any other comparable U.S. price listing (“WAC”), on the first business day of each month beginning January 1, 2013 and ending August 1, 2013 (for a total of eight (8) months) for Watson’s Wholesaler Affiliate’s disposal as provided in Section 3(e). Endo shall provide to Watson’s Wholesaler Affiliate an invoice with respect to such Brand Product, which invoice shall reflect the transfer of Brand Product to Watson’s Wholesaler Affiliate at no cost. Notwithstanding the foregoing, Endo/Teikoku’s obligations under this Section 3(b) shall terminate immediately upon the Launch of any Third Party Generic Product in the Territory. The Brand Product provided to Watson’s Wholesaler Affiliate by Endo/Teikoku shall have the same NDC number as the Brand Product sold by Endo. In any month in which Endo/Teikoku has provided to Watson’s Wholesaler Affiliate any Brand Product under this Section 3(b), and in which a Third Party has Launched a Generic Product in the Territory, Watson shall either (i) return to Endo a pro rata quantity of the Brand Product delivered by Endo/Teikoku during such month, or (ii) reimburse Endo in cash for the value of the Brand Product (based on the WAC measured at the time of delivery by Endo/Teikoku to Watson’s Wholesaler Affiliate), in either case for the pro rata portion of the month on and after such Launch computed as the product of (A) (x) in the case of a return of Brand Product to Endo under clause (i), the quantity of Brand Product delivered by Endo/Teikoku during such month, or (y) in the case of a cash reimbursement to Endo under clause (ii), the value of the Brand Product delivered by Endo/Teikoku, and (B) the number of days in the month on and after such Launch divided by (C) the total number of days in the month. Such return or reimbursement shall be made by Watson to Endo within five (5) business days of the date of the Launch of a Generic Product in the Territory.

(c)	In the event that Watson does not receive final FDA approval for Watson’s Generic Product by January 1, 2014, Endo/Teikoku shall provide, at no cost, to Watson’s Wholesaler Affiliate Brand Product of value totaling six million six hundred sixty-six thousand six hundred and sixty-seven dollars ($6,666,667), per month, as measured at the time of each delivery by the then-prevailing WAC, on the first business day of each month beginning January 1, 2014 and ending on the earlier of (i) the first to occur of (x) the final approval by the FDA of Watson’s Generic Product or (y) the Launch of any Generic Product by a Third Party in the Territory, or (ii) December 1, 2014 (for a total of up to twelve (12) months), for Watson’s Wholesaler Affiliate’s disposal as provided in Section 3(e). Endo shall provide to Watson’s Wholesaler Affiliate an invoice with respect to such Brand Product, which invoice shall reflect the transfer of Brand Product to Watson’s Wholesaler Affiliate at no cost. The Brand Product provided to Watson’s Wholesaler Affiliate by Endo/Teikoku shall have the same NDC number as the Brand Product sold by Endo. For avoidance of doubt, Endo/Teikoku’s obligations under this Section 3(c) shall terminate immediately upon the earlier of the final approval by the FDA of Watson’s Generic Product or the Launch of any Generic Product by a Third Party in the Territory. In any month in which Endo/Teikoku has provided to Watson’s Wholesaler Affiliate any Brand Product under this Section 3(c), and in which the FDA has finally approved Watson’s Generic Product or a Third Party has Launched a Generic Product in the Territory, Watson shall either (i) return to Endo a pro rata quantity of the Brand Product delivered by Endo/Teikoku during such month, or (ii) reimburse Endo in cash for the value of the Brand Product (based on the WAC measured at the time of delivery by Endo/Teikoku to Watson’s Wholesaler Affiliate), in either case for the pro rata portion of the month on and after such approval or Launch computed as the product of (A) (x) in the case of a return of Brand Product to Endo under clause (i), the quantity of Brand Product delivered by Endo/Teikoku during such month, or (y) in the case of a cash reimbursement to Endo under clause (ii), the value of the Brand Product delivered by Endo/Teikoku, and (B) the number of days in the month on and after such approval or Launch divided by (C) the total number of days in the month. Such return or reimbursement shall be made by Watson to Endo within five (5) business days of the earlier of the date of final approval by the FDA of Watson’s Generic Product or Launch of a Generic Product by a Third Party in the Territory.

(d)

In the event that Watson does not receive final FDA approval for Watson’s Generic Product by January 1, 2015, Endo/Teikoku shall provide, at no cost, to Watson’s Wholesaler Affiliate Brand Product of value totaling seven million one hundred eleven thousand one hundred and eleven dollars ($7,111,111) per month, as measured at the time of each delivery by the then-prevailing WAC, on the first business day of each month beginning January 1, 2015 and ending on the earlier of (i) the first to occur of (x) the final approval by the FDA of Watson’s Generic Product or (y) the Launch of any Generic Product by a Third Party in the Territory, or (ii) September 1, 2015 (for a total of up to nine (9) months), for Watson’s Wholesaler Affiliate’s disposal as provided in Section 3(e). Endo shall provide to Watson’s Wholesaler Affiliate an invoice with respect to such Brand Product, which invoice shall reflect the transfer of Brand Product to Watson’s Wholesaler Affiliate at no cost. The Brand Product provided to Watson’s Wholesaler Affiliate by Endo/Teikoku shall have the same NDC number as the Brand Product sold by Endo. For avoidance of doubt, Endo/Teikoku’s obligations under this Section 3(d) shall terminate immediately upon the earlier of the final approval by the FDA of Watson’s Generic Product or the Launch of any Generic Product by a Third Party in the Territory. In any month in which Endo/Teikoku has provided to Watson’s Wholesaler Affiliate any Brand Product under this Section 3(d), and in which the FDA has finally approved Watson’s Generic Product or a Third Party has Launched a Generic Product in the Territory, Watson shall either (i) return to Endo a pro rata quantity of the Brand Product delivered by Endo/Teikoku during such month, or (ii) reimburse Endo in cash for the value of the Brand Product (based on the WAC measured at the time of delivery by Endo/Teikoku to Watson’s Wholesaler Affiliate), in either case for the pro rata portion of the month on and after such approval or Launch computed as the product of (A) (x) in the case of a return of Brand Product to Endo under clause (i), the quantity of Brand Product delivered by Endo/Teikoku during such month, or (y) in the case of a cash reimbursement to Endo under clause (ii), the value of the Brand Product delivered by Endo/Teikoku, and (B) the number of days in the month on and after such Launch divided by (C) the total number of days in the month. Such return or reimbursement shall be made by Watson to Endo within five (5) business days of the earlier of the date of final approval by the FDA of Watson’s Generic Product or Launch of a Generic Product by a Third Party in the Territory.

(e)	The Brand Product supplied by Endo/Teikoku to Watson’s Wholesaler Affiliate under Sections 3(b) through (d) may be resold solely by Watson’s Wholesaler Affiliate to Third Parties for use solely in the Territory on pricing and other terms determined by Watson’s Wholesaler Affiliate in its sole discretion, provided that neither Watson nor any of its Affiliates (including its Wholesaler Affiliate) shall sell, distribute or dispose of Branded Product in any manner that would constitute a Bundled Sale. Watson agrees that its Wholesaler Affiliate will honor all Endo price-related contracts as communicated to all Endo wholesalers from time to time in the ordinary course of business, provided that the price related contracts do not impose any requirements on Watson’s Wholesaler Affiliate that would be inconsistent with requirements imposed upon other Lidoderm® wholesalers, and further provided that such price-related contracts shall not conflict with the terms of this Agreement. Watson shall comply with all Applicable Laws in connection with its resale of the Brand Product.

(f)	The Brand Product to be supplied to Watson’s Wholesaler Affiliate pursuant to Sections 3(b) through (d) shall be delivered to Watson’s Wholesaler

Affiliate according and subject to the schedule, shipping arrangements and other terms set forth in Exhibit B, and Watson’s Wholesaler Affiliate’s resale of the Brand Product shall be subject to the terms set forth in Exhibit B. Watson hereby agrees, on behalf of itself and its Affiliates (including its Wholesaler Affiliate), to comply with the terms of Exhibit B. Watson shall be fully responsible and liable for any breach by its Affiliates (including its Wholesaler Affiliate) of Exhibit B. Watson promptly shall notify Endo in writing of any new Watson Wholesaler Affiliate established after the Effective Date.

(g)	The Brand Product delivered to Watson’s Wholesaler Affiliate pursuant to Sections 3(b), 3(c) and 3(d) shall have, at the time of delivery, a remaining shelf-life of not less than twenty-four (24) months.

(h)	Endo may request from time to time, and upon such request Watson shall promptly provide, and shall cause its Wholesaler Affiliate to promptly provide, to Endo all data relating to sales made by Watson’s Wholesaler Affiliate of Brand Product that is reasonably necessary, as determined by Endo, for Endo to comply with its obligations under Applicable Law. In the event of any change in Applicable Law after the Effective Date that would result in the transactions contemplated under this Section 3 to affect Endo’s “best price” under 42 U.S.C. 1396r-8 for the Brand Product, Watson agrees to negotiate in good faith with Endo amendments to this Agreement to mitigate the effects of such change in Applicable Law. Notwithstanding the foregoing, Watson and its Wholesaler Affiliate shall not be required to provide data that would identify the unit prices paid by a specific customer for Brand Product unless required by Applicable Law, and then only in such manner as would ensure that such data is disclosed only to such Endo employees who have a need to receive such data in order to comply with Applicable Law and are obligated to maintain such data as confidential. In no event shall such data be disclosed to any individual who has any commercial responsibility for selling or marketing Brand Product.

(i)	Endo/Teikoku and Watson agree that the Brand Product provided by Endo/Teikoku to Watson’s Wholesaler Affiliate hereunder is a good-faith, bargained-for resolution of the claims at issue in the Litigation. The Brand Product provided hereunder is not contingent on any past or future purchase of any product from Endo or Teikoku by Watson or any of its Affiliates.

(j)

Endo/Teikoku shall not be liable for delay or nonperformance in whole or in part under Sections 3(b), 3(c) and 3(d) where Endo/Teikoku’s performance has been prevented or delayed by a condition beyond Endo/Teikoku’s reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided that if prevented or delayed by such a condition Endo/Teikoku shall, within ten (10) days of its occurrence, give notice to Watson stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and Endo/Teikoku shall use commercially reasonable efforts to remedy its inability to perform. If Endo/Teikoku is the owner and/or beneficiary under an insurance policy that covers such business interruption, and pursuant to that policy Endo/Teikoku is compensated for any losses with respect to the Brand Product suffered as a result of the conditions described above, Endo/Teikoku shall reimburse Watson’s Wholesaler Affiliate out of such insurance policy compensation, on a pro rata basis relative to the losses suffered by each of the Parties, for Watson’s losses resulting from Endo/Teikoku’s delay or non-performance as described in this Section 3(j). Such reimbursement shall constitute Watson’s and its Affiliates’ sole and exclusive remedy for Endo/Teikoku’s delay or non-performance in whole or in part under Sections 3(b), 3(c) and 3(d), to the extent caused by a condition described in this Section 3(j).

(k)	Watson shall use best efforts to obtain final FDA approval for Watson’s Generic Product.

4. Manufacturing Cost Adjustment. The Manufacturing Cost adjustment for Watson’s Generic Product applicable with respect to any calendar quarter shall be set not later than the last day of the prior calendar quarter, beginning with Q3 2013 (i.e., set not later than June 30, 2013). Manufacturing Cost will be adjusted at the time the applicable Manufacturing Cost is set by Watson in the ordinary course consistent with past practice for its products, but in no event less frequently than on a calendar quarter basis, solely to reflect any increase or decrease in actual Manufacturing Cost for Watson’s Generic Product.

5. Non-Interference

(a)

Up to and until the FDA’s approval of any Generic Product, including Watson’s Generic Product, Endo/Teikoku and their Affiliates will not (i) submit or cause others to submit any new Citizen Petition that would prevent, delay, or otherwise hinder Watson’s ability to obtain FDA approval for Watson’s Generic Product; (ii) amend or submit new filings related to Citizen Petition Docket No. FDA-2006-P-0346-0006; or (iii) change or amend the indication of the Brand Product. Endo/Teikoku will not at any time bring suit against FDA or Watson regarding or relating in any way to Watson’s Generic Product to or with an effect that would interfere with, hinder, or prevent Watson’s ability to receive and/or maintain FDA approval of Watson’s Generic Product. Nothing in this provision shall prohibit Endo/Teikoku or their respective Affiliates from responding to questions from FDA or a Third Party regarding Citizen Petition Docket No. FDA-2006-P-0346-0006; taking any action, or causing others to take any action, required, requested or recommended by the FDA or other governmental authority; intervening in any lawsuit relating to the Brand Product or any Generic Product; or taking any action, or causing others to take any action as required by Applicable Law. If Endo/Teikoku intervenes in any lawsuit pursuant to this provision, Endo/Teikoku will not make any affirmative statements specifically against Watson’s Generic Product, including, but not limited to, the FDA approvability thereof.

(b)	Watson and its Affiliates will not submit or cause others to submit any Citizen Petition relating in any way to Watson’s Generic Product. Watson and its Affiliates will not submit or cause others to submit any data or information to FDA related to Citizen Petition Docket No. FDA-2006-P-0346-0006 unless FDA requests such information or data from Watson or otherwise requires Watson to provide such information or data as a condition to obtaining approval of Watson’s ANDA. Further, at no time will Watson or its Affiliates bring or cause others to bring suit against Endo/Teikoku regarding or relating in any way to Citizen Petition Docket No. FDA-2006-P-0346-0006. Nothing in this provision shall prohibit Watson from taking any action, or causing others to take any action, required or recommended by the FDA or other governmental authority or as required by Applicable Law.

(c)	Endo/Teikoku shall not Officially Discontinue the Brand Product prior to the expiration of the Licensed Patents, unless required, requested or recommended in writing by the FDA or other governmental authority or Applicable Law. For avoidance of doubt, nothing in this Paragraph obligates Endo/Teikoku to engage in any marketing or selling activities or make any expenditures for the Brand Product at any time, nor prohibits Endo/Teikoku from taking any action, or causing others to take any action, reasonably necessary to provide for the safety and efficacy of, or improve, any Endo or Teikoku (including their Affiliates) product.

6. Covenant Not to Sue. Effective as of the Start Date, Endo/Teikoku covenants to Watson that Endo/Teikoku and their Affiliates will not sue, assert any claim or counterclaim against, otherwise participate in any action or proceeding against Watson and its Affiliates or any of their shareholders, licensees, sublicensees, customers, suppliers, importers, manufacturers, distributors, insurers, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause, assist, or authorize any person or entity to do any of the foregoing, in each case claiming or otherwise asserting that Watson’s Generic Product or the manufacture, use, sale, offer for sale, or importation of Watson’s Generic Product, in or for the Territory, as permitted under this Agreement, infringes any Licensed Patents (“Covenant Not To Sue”). The Covenant Not To Sue is non-exclusive, and its term is coextensive with the License Term. Endo/Teikoku shall impose this Covenant Not To Sue on any Third Party to which Endo/Teikoku or any of their respective Affiliates may after the Effective Date assign, license or otherwise transfer or grant any patent rights subject to the foregoing Covenant Not To Sue.

7. Releases.

(a)	Subject to the terms and conditions of this Agreement, and effective upon the entry of both Joint Stipulated Orders of Dismissal Without Prejudice attached as Exhibit A, each of Endo, TPU, and Teikoku Seiyaku, for (i) itself, (ii) each of its respective Affiliates and (iii) the predecessors, successors and assigns of Endo, TPU, and/or Teikoku Seiyaku and each of their respective Affiliates (collectively, the “Endo/Teikoku Releasors”), hereby fully, finally, and forever releases and discharges (A) Watson, (B) its Affiliates, and (C) the predecessors, successors, assigns, customers, consumers, distributors, manufacturers, and importers of Watson and its Affiliates (collectively, the “Watson Releasees”) from any and all claims, causes of action, suits, liabilities, damages, judgments, costs, expenses, losses, or other obligations whatsoever, known or unknown, asserted or unasserted, suspected or unsuspected, choate or inchoate, in law or equity, from the beginning of the world to the Effective Date, arising from or relating to the claims, counterclaims and defenses brought in the Litigation, the filing and prosecution of the Litigation, the submission to the FDA of any patent for listing in the FDA’s Orange Book or any Citizen’s Petition or amendment thereto, or the filing of Watson’s ANDA seeking approval of Watson’s Generic Product, including without limitation any antitrust or unfair competition claims (collectively, “Released Claims”), except with respect to the representations, agreements, rights, and obligations of the Parties under this Agreement.

(b)	Subject to the terms and conditions of this Agreement, and effective upon the entry of both Joint Stipulated Orders of Dismissal Without Prejudice attached as Exhibit A, Watson, for (i) itself, (ii) each of its Affiliates, and (iii) the predecessors, successors, and assigns of itself and its Affiliates (collectively, the “Watson Releasors” and, collectively with the Endo/Teikoku Releasors, the “Releasors”), fully, finally, and forever hereby releases and discharges (A) Endo/Teikoku, (B) their Affiliates, and (C) the predecessors, successors, and assigns of Endo/Teikoku and each of their Affiliates (collectively, the “Endo/Teikoku Releasees” and, together with the Watson Releasees, the “Releasees”) from any and all claims, causes of action, suits, liabilities, damages, judgments, costs, expenses, losses, or other obligations, whatsoever, known or unknown, asserted or unasserted, suspected or unsuspected, choate or inchoate, in law or equity, from the beginning of the world to the Effective Date, arising from or relating to Released Claims, except with respect to the representations, agreements, rights, and obligations of the Parties under this Agreement.

(c)	It is the intention of each Releasor to fully, finally, and forever release all Releasees from all Released Claims. The releases contained in this Section 7 will be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact, and further, mistakes of fact or law will not constitute grounds for modification, avoidance, or rescission.

(d)	Covenant Not to Sue Regarding Released Claims. Each Party covenants and agrees that neither such Party nor any Releasor on whose behalf such Party has released any claims hereunder will sue or bring any action or cause of action, including, without limitation, by way of third party claim, cross-claim or counterclaim, regarding any Released Claim, except as contemplated by the second paragraph of Section 9 and by Section 14(c).

8. Dismissal of Litigation. No later than three (3) days after the Effective Date, each Party will execute and deliver to the other Parties, or cause their respective attorneys of record in the Litigation to execute and deliver to the other Parties, the Joint Stipulated Orders of Dismissal Without Prejudice attached hereto as Exhibit A, and the attorneys for Endo/Teikoku shall submit such executed Joint Stipulated Orders of Dismissal Without Prejudice to the court in the Litigation. If for any reason the court in the Litigation does not approve the Joint Stipulated Orders of Dismissal Without Prejudice and enter them as orders of the court, the Parties agree to confer promptly in good faith in an effort to modify the Joint Stipulated Orders of Dismissal Without Prejudice and this Agreement or take such other action as is required to overcome the court’s objections.

9. Regulatory Compliance. No later than ten (10) business days after the Effective Date, the Parties each shall submit this Agreement (including all attachments and exhibits hereto) to the U.S. Federal Trade Commission (“FTC”) and U.S. Department of Justice (“DOJ”) (collectively, the “Agencies”) in order to comply with the requirements of Title XI, Subtitle B of the Access to Affordable Pharmaceuticals Act (the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, Pub. L. 108-173), as amended. Each of the Parties will use its reasonable efforts to fully cooperate with any investigation that may ensue as a result of such submission. If any government investigation or litigation is instituted, each Party will use its reasonable efforts to defend this Agreement in any such investigation or litigation, and to resist and contest any proposals or efforts to materially alter the terms thereof so as to permit the Parties to fulfill their obligations under and to obtain the full benefits contemplated by this Agreement, including using their reasonable efforts to promptly meet in good faith to renegotiate and modify this Agreement, provided that such modifications do not materially change the transactions contemplated hereby. Each Party reserves the right to communicate with the FTC or DOJ regarding such filings as it believes appropriate. Each Party shall keep the other Parties reasonably informed of such communications and shall not disclose any confidential information of any other Party without such other Party’s consent, which will not be unreasonably withheld or delayed.

If at any time this Agreement is rendered null and void with respect to the Territory, or any portion thereof by the actions of a Third Party or government entity, or if the Parties cannot fulfill their respective obligations with respect to this Agreement, it is the intent of the Parties that no Party will be in any way prejudiced with respect to its claims, causes of action, defenses and counterclaims in the Litigation, and no consent judgment, order or dismissal entered by a Party pursuant to this Agreement in the Territory or portion thereof, as applicable, will be deemed an admission on the part of such Party, and the Parties would be free to assert any and all claims and defenses with respect to the reinstated portion of the Litigation in any future litigation.

10. Fees and Costs. Each Party shall bear its own attorneys’ fees and costs related to the dispute between the Parties, the Litigation, and this Agreement.

11. Representations and Warranties.

(a)	Each Party hereto represents and warrants to the other Parties, as of the Effective Date, as follows:

i.	it has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to grant the licenses, releases, promises, covenants, and other rights contained herein;

ii.	all acts required to be taken by it to authorize the execution and delivery and performance of this Agreement, and the consummation of the transactions contemplated herein have been duly and properly taken, and no other corporate proceedings on its part are necessary to authorize such execution, delivery, and performance;

iii.	this Agreement has been duly executed and delivered by it and constitutes a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms; and

iv.	this Agreement does not conflict with any other agreements to which it or any of its Affiliates may be a party.

(b)	Each Party shall act in good faith, and shall cause its Affiliates to act in good faith, to effectuate the intents and purposes of this Agreement, and neither any Party nor any of their Affiliates shall act in a manner inconsistent with the terms of this Agreement. For the avoidance of doubt, nothing herein shall preclude Endo/Teikoku from asserting the validity, enforceability, and/or infringement of the Licensed Patents in any future litigation concerning any product that is not Watson’s Generic Product, and nothing herein shall preclude Watson from challenging the infringement, validity and/or enforceability of any of the Licensed Patents in defending any future allegation of infringement of any of the Licensed Patents in any future litigation against Watson or its Affiliates that does not involve Watson’s Generic Product.

(c)	Endo represents and warrants that it owns the ’510 patent, the ’333 patent, the ’334 patent, the ’263 patent, and the ’790 patent and has the right to grant the licenses and covenants in this Agreement related thereto. Teikoku Seiyaku represents and warrants that Teikoku Seiyaku owns the ’529 patent and has the right to grant the licenses and covenants in this Agreement related thereto.

(d)	Watson represents and warrants that its Wholesaler Affiliate, as of the Effective Date, is Anda, Inc., Anda Pharmaceuticals, Inc., and Valmed Pharmaceuticals, Inc.

(e)	ENDO/TEIKOKU ARE LICENSING THE LICENSED PATENTS TO WATSON ON AN “AS IS” BASIS. ENDO/TEIKOKU MAKE NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE LICENSED PATENTS AND THE SUBJECT OF ANY LICENSE OR COVENANT NOT TO SUE HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT, AND ANY WARRANTIES OF FREEDOM OF INFRINGEMENT OF ANY PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS. NONE OF ENDO/TEIKOKU NOR ANY EMPLOYEE OR AGENT THEREOF, SHALL HAVE ANY LIABILITY TO WATSON, ITS AFFILIATES, OR ANY OTHER PERSON ARISING OUT OF THE USE OF THE LICENSED PATENTS, INCLUDING TO THE LACK OF MERCHANTABILITY, NON-INFRINGMENT INADEQUACY OR UNSUITABILITY OF THE LICENSED PATENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN.

12. Independent Contractor Status. The Parties hereto are entering into this Agreement as independent contractors, and nothing herein is intended or shall be construed to create between the Parties a relationship of principal and agent, partners, joint venturers or employer and employee. No Party shall hold itself out to others or seek to bind or commit the other Party in any manner inconsistent with the foregoing provision of this Agreement.

13. Press Releases. Each of the Parties hereto shall issue press releases in the form attached hereto as Exhibits C and D, respectively.

14. Term; Termination.

(a)	The term of this Agreement will commence on the Effective Date and, unless terminated in accordance with this Agreement, will continue through the end of the License Term.

(b)

If any Party at any time materially fails to abide by or fails to perform in any material respect any of the terms and conditions of this Agreement, each of the other Parties will have the right to terminate this Agreement upon sixty (60) days written notice specifying the default complained of, setting forth the underlying reasons for its belief that a default has occurred and the remedy sought, provided that such notice of termination will not be effective if the defaulting Party has cured such breach within such sixty (60) day period. In the event of a bona-fide dispute as to whether a default has occurred and if either Party has initiated in good faith a legal proceeding in a court of competent jurisdiction challenging the occurrence of such default, the above cure period shall be tolled during any such proceeding concerning such bona-fide dispute. For the avoidance of doubt, the Parties understand and agree that any material breach by any Party’s Affiliates and/or sublicensees shall constitute a material breach of this Agreement. Endo/Teikoku shall have the right to terminate the Agreement upon written notice effective immediately if (i) Watson or any of its Affiliates challenges the infringement, validity or enforceability of the Licensed Patents, or if Watson or any of its Affiliates participates in or supports, directly or indirectly, any such challenges by any Third Party, except Watson shall be permitted to maintain the Paragraph IV certifications contained in Watson’s ANDA and except Watson shall be permitted to contest the validity, enforceability or alleged infringement of the Licensed Patents to the extent permitted by Section 2(h)(iii); or (ii) Watson or any of its Affiliates makes, has made, uses, offers for sale, sells or imports in the U.S., directly or indirectly, Watson’s Generic Product or assists or authorizes any Third Party to do any of the foregoing or otherwise breaches Section 2(e) prior to the Start Date, subject to Watson’s allowed pre-Start Date activities outlined in Section 2(d). A termination of this Agreement by one Party shall be deemed to be a termination of this Agreement as to all Parties.

(c)	If this Agreement is terminated for any reason: (i) Endo/Teikoku will have the right to recommence or refile the Litigation before the United States District Court for the District of Delaware; (ii) each Party consents, with respect to any such refiled Litigation or declaratory judgment action, to (A) the jurisdiction of the United States District Court for the District of Delaware, and irrevocably and unconditionally waives any objection to the laying of venue in such court or that the Litigation or declaratory judgment action has been brought in an inconvenient forum, (B) waive any statute of limitations defenses in connection with such recommenced or refiled Litigation or declaratory judgment action, and (C) have the Court enter a decision in the ‘529 Lawsuit based upon the evidence and argument previously presented at trial in such Lawsuit; (iii) the licenses and Covenant Not To Sue granted herein automatically and immediately will terminate; (iv) Watson will have the right to defend itself on any basis, including challenging the infringement, validity and enforceability of the Licensed Patents; and (v) the Agreement will not be available as evidence in any proceeding. Termination or expiration of this Agreement shall not release any Party from liability (in an action at law or otherwise) for any obligations, liabilities or damages incurred prior to such termination and arising out of a breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(d)	Sections 2(f), 9 (second paragraph), 10, 11(d) and 14(c) will survive the expiration or termination of this Agreement.

15. Entire Agreement. This Agreement (including all attachments hereto) constitutes the entire agreement and understanding between the Parties with respect to the matters contained herein, and there are no prior oral or written promises, representations, conditions, provisions, or terms related thereto other than those set forth in this Agreement. No Party is relying on any promises, representations, conditions, provisions, or terms other than those set forth in this Agreement. The Parties may modify the provisions of this Agreement only by mutual agreement in writing signed by all Parties.

16. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance is declared judicially or by arbitration to be invalid, unenforceable, or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and it is the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal, and enforceable while preserving as much as possible its intent or, if such modification is not possible, by replacing it with another provision that is legal and enforceable and that achieves similar objectives.

17. Non-Waiver; Equitable Relief; Remedies Cumulative

(a)	The failure of any Party to enforce any provision of this Agreement at any time shall not be construed as a present or future waiver of such provision, or any other provision of this Agreement. The express waiver by any Party of any provision or requirement hereunder shall neither be deemed nor operate as a future waiver of such or any other provision or requirement.

(b)	All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of the Parties.

18. Drafting and Negotiation. The Parties agree and acknowledge that this Agreement is the product of all Parties and shall not be construed against any Party.

19. Applicable Law. The validity and interpretation of this Agreement and the legal relations of the Parties to it shall be governed by the laws of the State of Delaware applicable to contracts entered into and intended to be enforced in such jurisdiction, including its statutes of limitation and repose, without regard to any otherwise applicable principles of conflict of laws, provided that, with respect to resolution of patent disputes, the validity and interpretation of this Agreement and the legal relations of the Parties shall be governed by the laws of the United States as interpreted by the U.S. Court of Appeals for the Federal Circuit.

20. Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments, and documents necessary or that any other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to better evidence, perfect, or otherwise confirm its rights hereunder.

21. Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. This Agreement and the rights granted herein may not be assigned or transferred (whether by contract, operation of law or otherwise) by any

Party without the prior written consent of the other Parties, provided that this Agreement shall be assignable by a Party in connection with the sale of all or substantially all of the assets of the business of such Party to which this Agreement relates, and provided further that (a) the Party whose assets are being sold notifies the other Parties of any such assignment of this Agreement in writing (including the identity of the assignee) no later than five (5) business days prior to such assignment, and (b) the purchaser of those assets provides written confirmation that it agrees to assume all of the assigning Party’s obligations hereunder. The covenants, rights and obligations of each Party under this Agreement shall remain binding upon such Party notwithstanding any assignment or transfer of this Agreement by such Party as permitted by this Section 21, and also shall inure to the benefit of and be binding upon any permitted assignee or transferee of this Agreement.

22. Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, or three days after sent by registered or certified mail, postage prepaid:

For Endo:	Endo Pharmaceuticals Inc.
Attention: Chief Legal Officer
100 Endo Boulevard
Chadds Ford, PA 19317

with a copy to (which shall not constitute notice hereunder):

Dechert LLP
Cira Centre
2929 Arch Street Philadelphia, PA 19104-2808 Attention: Martin Black

For TPU:	Teikoku Pharma USA, Inc.
Attention: Legal Department
1718 Ringwood Avenue San Jose, California 95131-1711

with a copy to (which shall not constitute notice hereunder):

Squire Sanders LLP
275 Battery Street, Suite 2600
San Francisco, California 94111
Attention: Noriyuki Shimoda

For Teikoku	Teikoku Seiyaku Co., Ltd.
Seiyaku:	Attention: Legal Department
567 Sanbonmatsu,
Higashikagawa, Kagawa 769- 2695
Japan

In the case of Watson:

Watson Laboratories, Inc.
Attention: Legal Department
400 Interpace Parkway
Parsippany, NJ 07054

with copies to (which shall not constitute notice hereunder):

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Michael K. Nutter

Such addresses may be altered by written notice.

23. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic signature, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

24. Irreparable Harm. Each Party acknowledges and agrees that, in the event of any threatened or actual breach by it of any provision of this Agreement (including Sections 2(e) and 2(h)), the other Parties will suffer immediate and irreparable injury not fully compensable by monetary damages and for which the other Parties may not have an adequate remedy at law. Accordingly, each Party agrees that if one of the other Parties institutes an action or proceeding to enforce any provisions of this Agreement, such other Party or Parties will be entitled to seek injunctive or other equitable relief as may be necessary or appropriate to enjoin, prevent or curtail any such breach or threatened breach without the requirement of posting any bond. The foregoing will be in addition to and without prejudice to such other rights as each Party may have under this Agreement, at law or in equity.

25. Rules of Interpretation and Construction. In this Agreement, except to the extent expressly provided otherwise:

(a)

The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. “$” as used in this Agreement means the lawful currency of the United States of America. Where either Party’s consent is required hereunder, except as otherwise specified herein, such Party’s consent may be granted or withheld in such Party’s sole discretion. Derivative forms of any capitalized term defined herein shall have meanings correlative to the meaning specified herein.

(b)	Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, Appendices or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Appendices or Exhibits of this Agreement.

[signatures begin on next page]

In witness whereof, this Agreement is signed as of the Effective Date as indicated below by duly authorized representatives of Endo, TPU, Teikoku Seiyaku, and Watson, respectively.

ENDO PHARMACEUTICALS INC.

By:	/s/ David P. Holveck

Name:	David P. Holveck

Title:	President and Chief Executive Officer

TEIKOKU PHARMA USA, INC.

By:	/s/ Masahisa Kitagawa

Name:	Masahisa Kitagawa

Title:	President & CEO

TEIKOKU SEIYAKU CO., LTD.

By:	/s/ Misako Fujioka

Name:	Misako Fujioka

Title:	President & CEO

WATSON LABORATORIES, INC.

By:	/s/ David A. Buchen

Name:	David A. Buchen

Title:	Chief Legal Officer & Secretary

EXHIBIT A

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

ENDO PHARMACEUTICALS INC., TEIKOKU PHARMA USA, INC. and TEIKOKU SEIYAKU CO., LTD., Plaintiffs/Counterclaim Defendants, v.	) ) ) ) ) ) )	Civil Action No. 1:10-cv-138-GMS
)
WATSON LABORATORIES, INC., Defendant/Counterclaim Plaintiff.	) ) ) ) )

JOINT STIPULATED ORDER OF DISMISSAL WITHOUT PREJUDICE

WHEREAS, Plaintiffs Endo Pharmaceuticals Inc., Teikoku Pharma USA, Inc., and Teikoku Seiyaku Co., Ltd. (collectively “Plaintiffs”) filed Civil Action No. 1:10-cv-138-GMS asserting, inter alia, that the filing of Abbreviated New Drug Application No. 20-675 (the “Watson ANDA”) by Defendant Watson Laboratories, Inc. (“Watson”) with the United States Food and Drug Administration, including Watson’s request to engage in the commercial manufacture, use, importation, sale and/or offer for sale of a generic version of Plaintiffs’ Lidoderm® product prior to the expiration of United States Patent No. 5,827,529 (“’529 patent”), was an act of patent infringement;

WHEREAS, Watson denied infringement of the ’529 patent and asserted defenses and counterclaims related thereto;

WHEREAS, Plaintiffs agree to dismiss without prejudice any and all of its claims and defenses against Watson in the instant action, and Watson agrees to dismiss without prejudice any and all of its counterclaims and defenses in the instant action;

WHEREAS, the Plaintiffs and Watson have entered into a Settlement and License Agreement, dated as of May 28, 2012 (“Settlement and License Agreement”), pursuant to which the parties have resolved the above-referenced action and Plaintiffs have granted to Watson and its affiliates party thereto a license under the ‘529 Patent in the United States;

WHEREAS, the Parties have submitted their underlying agreement to the Court under seal.

NOW, THEREFORE, the Parties stipulate that:

1.	Watson covenants that Watson, its Affiliates and their respective officers, agents, servants, employees and attorneys, and those persons in active concert or participation with Watson, shall not, until the applicable Start Date (as defined in the Settlement and License Agreement) manufacture, use, market, offer for sale, or sell in the United States, or import into the United States, any product that is marketed and/or sold under the Watson ANDA, except that Watson shall be permitted to manufacture and market (but not use or sell) such products for a reasonable period of time prior to the applicable Start Date solely for the purpose of selling such products only on or after the Start Date, as set forth in the Settlement and License Agreement. This covenant shall terminate automatically upon the applicable Start Date as defined in the Settlement and License Agreement.

2.	The Court retains jurisdiction over this Stipulated Order of Dismissal, and the interpretation of the Settlement and License Agreement as it pertains to this Stipulated Order of Dismissal, in the event of any dispute concerning it.

IT IS HEREBY STIPULATED AND AGREED that all claims, including counterclaims, and defenses in this action are hereby dismissed without prejudice on the terms of the parties’ agreement, with each party bearing its own costs and fees.

SO ORDERED, this      day of             , 2012.

Gregory M. Sleet
United States District Judge

JOINTLY SUBMITTED BY

BY: MORRIS, NICHOLS, ARSHT & TUNNELL LLP	BY: PHILLIPS, GOLDMAN & SPENCE, P.A.

Jack B. Blumenfeld (#1014)

Julia Heaney (#3052)

1201 North Market Street

P.O. Box 1347

Wilmington, DE 19899

(302) 658-9200

jheaney@mnat.com

Attorneys for Plaintiffs Endo Pharmaceuticals Inc., Teikoku Pharma USA, Inc., and Teikoku Seiyaku Co., Ltd.

John C. Phillips, Jr. (#110)

Megan C. Haney (#5016)

1200 North Broom Street

Wilmington, DE 19806

(302) 655-4200 (telephone)

(302) 655-4210 (facsimile)

jcp@pgslaw.com

Attorneys for Defendant Watson Laboratories, Inc.

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

ENDO PHARMACEUTICALS INC., Plaintiff/Counterclaim Defendant, v.	) ) ) ) ) )	Civil Action No. 1:11-cv-575 (GMS)
WATSON LABORATORIES, INC., Defendant/Counterclaim Plaintiff.	) ) )

JOINT STIPULATED ORDER OF DISMISSAL WITHOUT PREJUDICE

WHEREAS, Plaintiff Endo Pharmaceuticals Inc. (“Endo”) filed Civil Action No. 1:11-cv-575-GMS asserting, inter alia, that the filing of Abbreviated New Drug Application No. 20-675 (the “Watson ANDA”) by Defendant Watson Laboratories, Inc. (“Watson”) with the United States Food and Drug Administration, including Watson’s request to engage in the commercial manufacture, use, importation, sale and/or offer for sale of a generic version of Endo’s Lidoderm® product prior to the expiration of United States Patent No. 5,741,510, was an act of patent infringement and seeking a declaratory judgment that Watson’s commercial manufacture, distribution, use and sale of a generic version of Endo’s Lidoderm® product would infringe United States Patent No. 6,096,333 and United States Patent No. 6,096,334 (collectively, the “Asserted Patents”);

WHEREAS, Watson denied infringement and asserted defenses and counterclaims related thereto;

WHEREAS, Endo agrees to dismiss without prejudice any and all of its claims and defenses against Watson in the instant action, and Watson agrees to dismiss without prejudice any and all of its counterclaims and defenses in the instant action;

WHEREAS, the Plaintiffs and Watson have entered into a Settlement and License Agreement, dated as of May 28, 2012 (“Settlement and License Agreement”), pursuant to which the parties have resolved the above-referenced action and Plaintiffs have granted to Watson and its affiliates party thereto a license under the Asserted Patents in the United States;

WHEREAS, the Parties have submitted their underlying agreement to the Court under seal.

NOW, THEREFORE, the Parties stipulate that:

1. Watson covenants that Watson, its Affiliates and their respective officers, agents, servants, employees and attorneys, and those persons in active concert or participation with Watson, shall not, until the applicable Start Date (as defined in the Settlement and License Agreement) manufacture, use, market, offer for sale, or sell in the United States, or import into the United States, any product that is marketed and/or sold under the Watson ANDA, except that Watson shall be permitted to manufacture and market (but not use or sell) such products for a reasonable period of time prior to the applicable Start Date solely for the purpose of selling such products only on or after the Start Date, as set forth in the Settlement and License Agreement. This covenant shall terminate automatically upon the applicable Start Date as defined in the Settlement and License Agreement.

2. The Court retains jurisdiction over this Stipulated Order of Dismissal, and the interpretation of the Settlement and License Agreement as it pertains to this Stipulated Order of Dismissal, in the event of any dispute concerning it.

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IT IS HEREBY STIPULATED AND AGREED that all claims, including counterclaims, and defenses in this action are hereby dismissed without prejudice on the terms of the parties’ agreement with each party bearing its own costs and fees.

SO ORDERED, this      day of             , 2012.

Gregory M. Sleet
United States District Judge

JOINTLY SUBMITTED BY

BY: MORRIS, NICHOLS, ARSHT & TUNNELL LLP	BY: PHILLIPS, GOLDMAN & SPENCE, P.A.

Jack B. Blumenfeld (#1014) Julia Heaney (#3052) 1201 North Market Street P.O. Box 1347 Wilmington, DE 19899 (302) 658-9200 jheaney@mnat.com Attorneys for Plaintiff Endo Pharmaceuticals Inc.

John C. Phillips, Jr. (#110)

Megan C. Haney (#5016)

1200 North Broom Street

Wilmington, DE 19806

(302) 655-4200 (telephone)

(302) 655-4210 (facsimile)

jcp@pgslaw.com

Attorneys for Defendant Watson Laboratories, Inc.

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Exhibit B

1.	Shipment And Delivery.

a.	Unless otherwise agreed by Endo and Watson in writing, Endo will determine the time, route, and carrier for all Brand Product shipments. Endo will use commercially reasonable efforts to ship all Brand Product according to the schedule set forth in Sections 3(b), (c) and (d) of the Agreement.

b.	Endo shall ship all orders freight prepaid FOB Shipping Point to Watson’s Wholesaler Affiliate.

c.	Watson shall pay transportation costs associated with all Brand Product shipments.

d.	Unless Watson’s Wholesaler Affiliate receives Endo’s prior written consent to the contrary, Watson’s Wholesaler Affiliate shall (i) accept delivery of all Brand Product and (ii) accept the entire shipment from the carrier as delivered, and (iii) not reject or refuse any part of the shipment from the carrier for any reason.

e.	Watson’s Wholesaler Affiliate shall visually inspect each shipment of Brand Product for external damage or loss in transit and shall notify Endo in writing (or by e-mail) of any shortage or other non-conformity in any order delivery within five (5) business days of the delivery thereof. With respect to non-conformities of Brand Product that by their nature are not discoverable upon a reasonable visual inspection (“Hidden Defects”), the parties agree that: (i) Watson’s Wholesaler Affiliate shall notify Endo promptly upon learning of or discovering a Hidden Defect; and (ii) the Parties shall promptly discuss the situation and agree on a reasonable and appropriate resolution under the circumstances. Watson’s Wholesaler Affiliate shall not revoke its acceptance of any shipment and acknowledges and agrees that risk of loss shall not pass back to Endo because of any such shipping error, known damage, or known shortage, nor for any other reason.

f.	Watson’s Wholesaler Affiliate shall not require the carrier to sort or segregate any shipment made hereunder unless Watson’s Wholesaler Affiliate accepts responsibility for all additional carrier charges.

2.	Handling And Storage of Brand Product.

a.	Watson’s Wholesaler Affiliate shall maintain and provide to Endo, upon Endo’s request, documentation verifying that Watson’s Wholesaler Affiliate has met all legal and regulatory license and similar requirements in accordance with Federal, state, and local laws, including all applicable licenses or certifications associated with pharmaceutical distribution in the Territory.

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b.	Watson’s Wholesaler Affiliate shall immediately notify Endo of any denial, revocation or suspension of any such license or registration or any changes in the type or class of products that Watson’s Wholesaler Affiliate is authorized to distribute and that would have a material adverse effect on Watson’s Wholesaler Affiliate’s ability to distribute Brand Product in the Territory. In such an event, Watson shall have the right to designate an alternative distributor or wholesaler or Watson Affiliate to distribute Brand Product under the terms and conditions of this Agreement, and Watson shall cause such alternative distributor, wholesaler or Watson Affiliate to comply with the terms of this Exhibit B and Watson shall be fully responsible and liable for any breach by such distributor, wholesaler or Watson Affiliate of this Exhibit B. In the event Watson’s Wholesaler Affiliate notifies Endo of any such denial, revocation, suspension or change, Endo shall have the right in its sole and absolute discretion, upon written notice to Watson, to terminate or suspend shipments of Brand Product until such time as such license or registration is restored, or until Watson has made an alternative designation permitted above.

c.	Watson/Watson’s Wholesaler Affiliate shall maintain Brand Product according to all Brand Product storage requirements and specifications, including, without limitation, Brand Product labeling and other instructions from Endo. Further, Watson shall not sell or return for credit damaged Product as a result of Watson’s/Watson’s Wholesaler Affiliate’s noncompliance with the storage and handling requirements set forth in this Section.

d.	Watson/Watson’s Wholesaler Affiliate shall not alter, modify, replace, or reproduce any Brand Product labeling, trade dress, packaging, or advertising without Endo’s prior written consent.

e.	Watson/Watson’s Wholesaler Affiliate shall notify Endo promptly, but in any event no later than twenty-four (24) hours from receipt, of any notification of any investigation or inspection by a Federal, state or local governmental agency directed to Watson/Watson’s Wholesaler Affiliate relating to the Brand Product, and shall notify Endo in writing in advance of any intended response. Watson/Watson’s Wholesaler Affiliate shall allow Endo, at its discretion, to assist in any such response. Watson/Watson’s Wholesaler Affiliate shall immediately provide to Endo copies of any and all associated written correspondence received from and provided to any governmental agency within two (2) business days of the receipt or provision thereof. During the course of such investigation or inspection, Watson/Watson’s Wholesaler Affiliate shall keep Endo fully informed of the steps taken by Watson/Watson’s Wholesaler Affiliate to resolve any outstanding issues with any governmental agency and the anticipated timetable of resolution of such issues as it applies to Brand Product. Watson’s/Watson’s Wholesaler Affiliate’s obligations under this Section shall be performed to the extent permitted by Applicable Law.

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3.	Brand Product Returns.

a.	Endo shall have no liability for counterfeit goods, diverted goods or adulterated goods returned to and accepted by Watson’s Wholesaler Affiliate.

4.	Adverse Events. In the event that Watson/Watson’s Wholesaler Affiliate is notified by any Third Party of an Adverse Event (as defined below) concerning Brand Product, Watson/Watson’s Wholesaler Affiliate shall immediately provide to such party the Adverse Event reporting phone number listed on the Brand Product package or insert. Watson/Watson’s Wholesaler Affiliate shall also report Adverse Event information directly to Endo within twenty-four (24) hours of notification of such Adverse Event utilizing the phone number listed on the Brand Product package or insert. Unless Watson/Watson’s Wholesaler Affiliate is required by law to report a complaint or Adverse Event, only Endo shall (i) notify the appropriate federal, state and local authorities of any complaints from Watson/Watson’s Wholesaler Affiliate, customer or end-users, Adverse Events, or other occurrences regarding Brand Product that are required to be reported, (ii) evaluate any and all written complaints from Watson/Watson’s Wholesaler Affiliate, customer or end-users and Adverse Events, and (iii) respond regarding such complaints and Adverse Events, as Endo deems appropriate.

“Adverse Event” shall mean any event reportable under the Code of Federal Regulations (“CFR”), Title 21, Section 314.80 (Post-marketing reporting of adverse drug experiences).

5.	No License. Nothing in this Agreement shall be construed as granting or implying the grant of a license to Watson under any patent, trademark or other intellectual property rights held by Endo. Watson/Watson’s Wholesaler Affiliate shall ensure that the Brand Product is distributed, sold, and advertised in the form and with the labeling or marking designed by Endo and in accordance with Applicable Laws, and Watson/Watson’s Wholesaler Affiliate shall not alter, remove, or deface any trademark or label. Watson/Watson’s Wholesaler Affiliate acknowledges that it shall have no right to distribute, transfer or sell any item under Endo name or trademark if such item was not originally manufactured or supplied by Endo/Teikoku.

6.	Representations, Warranties and Covenants of Watson/Watson’s Wholesaler Affiliate.

a.	Watson’s Wholesaler Affiliate possesses the necessary capabilities, facilities, personnel and expertise to distribute the Brand Product and perform its other obligations and conduct its other activities under this Agreement.

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b.	Watson’s Wholesaler Affiliate has, and at all times during the License Term shall maintain, all governmental licenses, permits and approvals required to market, promote, distribute, offer for sale and sell Brand Product in the Territory and to conduct all other activities required under this Agreement.

7.	Representations, Warranties and Covenants of Endo/Teikoku.

a.	All Brand Product supplied by Endo/Teikoku will be in conformity with all Brand Product specifications set forth in the approved Brand Product labeling and with all other applicable state and Federal laws and regulations.

b.	Each shipment of Brand Product delivered pursuant to this Agreement may, as of the date of delivery, be introduced or delivered into interstate commerce pursuant to applicable Federal, state and local laws, including applicable provisions of the Federal Food, Drug and Cosmetic Act, Sections 351 and 361 of the Federal Public Health Service Act, 42 U.S.C.A. §§ 262 and 264, and their implementing regulations, each as amended and in effect at the time of shipment or delivery of such Brand Products.

c.	Each shipment of Brand Product will not, on the date of shipment or delivery by Endo/Teikoku, be adulterated, misbranded or otherwise prohibited under the laws set forth in Section b above, as amended and in effect at the time of shipment or delivery of such Brand Product.

d.	As of the date of delivery of Brand Product to Watson/Watson’s Wholesaler Affiliate, it will convey to Watson/Watson’s Wholesaler Affiliate good title to the Brand Product, free and clear of any security interests, liens or other encumbrances.

e.	THE WARRANTIES SET FORTH IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND ENDO/TEIKOKU EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

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EXHIBIT C

Watson Press Release

NEWS RELEASE

CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

Watson Announces Lidoderm® Patent Challenge Settlement

- Provides Select Distribution of Endo’s Branded Lidoderm® Product Beginning January 1, 2013 -

- Allows Launch of Watson Lidocaine Patch on September 15, 2013 If Approved by FDA-

- Adds significant exclusive value to both 2013 and 2014; removes uncertainty -

PARSIPPANY, NJ – May xx, 2012 – Watson Pharmaceuticals, Inc. (NYSE: WPI) today announced that its subsidiary, Watson Laboratories, Inc., has entered into an agreement with Endo Pharmaceuticals Inc. and Teikoku Seiyaku Co., Ltd to settle all outstanding patent litigation related to Watson’s generic version of Lidoderm®. The agreement allows Watson to launch its lidocaine topical patch 5% product on September 15, 2013, if approved by the U.S. Food and Drug Administration (FDA). The license will be exclusive as to an authorized generic version of Lidoderm until the earlier of a third party generic launch or seven and one half months after Watson’s launch of its generic product. Endo will receive 25% of the gross profit generated on Watson’s sales of its generic version of Lidoderm® during Watson’s period of exclusivity.

Additionally, under the terms of the agreement, Watson will receive and be able to distribute equal amounts of branded Lidoderm® product from Endo valued at a total of up to approximately $96 million during the first eight months of 2013. In the event that Watson has not received FDA approval to launch its own lidocaine topical patch 5% by January 1, 2014, Watson will receive additional quantities of branded Lidoderm® product to distribute valued at up to approximately $80 million in 2014 over a period of twelve months and in the event that Watson has not received FDA approval to launch its own lidocaine topical patch 5% by January 1, 2015, up to approximately $64 million over a period of nine months in 2015. Watson’s availability of brand product would cease upon the launch of any generic version of Lidoderm®.

“The agreement provides a date certain launch of competition for Endo’s branded Lidoderm, eliminating any risks involving current pending or future patent litigation surrounding the product,” said Paul Bisaro, Watson’s President and CEO. “By entering into this agreement, Watson ensures that consumers may benefit from generic competition at least two years prior to the 2015 patent expiry on Lidoderm® assuming FDA approval. Additionally, consumers and Watson shareholders will benefit from the January 2013 distribution of select amounts of branded Lidoderm product. We remain confident in our ability to obtain final FDA approval of our generic version of Lidoderm prior to our agreed launch date. ”

For the twelve months ending March 31, 2012, Lidoderm® had total U.S. sales of approximately $1.2 billion according to IMS Health data.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc. is an integrated global specialty pharmaceutical company. The Company is engaged in the development, manufacturing, marketing and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. The Company is also developing biosimilar products in Women’s Health and Oncology. Additionally, Watson distributes generic and branded pharmaceuticals through its Anda, Inc. distribution business. Watson has operations in many of the world’s established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing information as of the date of this release. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Watson’s current expectations depending upon a number of factors, risks and uncertainties affecting Watson’s business. These factors include, among others, the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any; the impact of competitive products and pricing; the timing and success of product launches; risks that resolution of patent infringement litigation through settlement could result in investigations or actions by private parties or government authorities or agencies; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson and its third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and Watson’s Annual Report on Form 10-K for the year ended December 31, 2011. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

Lidoderm® is a registered trademark of Hind Health Care, Inc.

EXHIBIT D

Endo Press Release

For Immediate Release	CONTACT:

Investors/Media	Media
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors
Jonathan Neely
(610) 459-6645

ENDO ANNOUNCES RESOLUTION OF PATENT LITIGATION WITH WATSON

PHARMACEUTICALS RELATED TO LIDODERM®

Agreement protects Lidoderm intellectual property and eliminates uncertainty

CHADDS FORD, Pa. May XX, 2012 – Endo (Nasdaq: ENDP) announced today that it has reached an agreement with Watson Pharmaceuticals (Watson) resolving two patent infringement lawsuits related to LIDODERM (lidocaine patch 5%). A trial was held on the first of these cases in February 2012, and this resolution was reached prior to the Judge issuing a decision in the case.

“We are pleased to have reached an agreement that protects Endo’s intellectual property interests and eliminates the uncertainty of a court decision,” said Dave Holveck, President and CEO of Endo. “We believe this agreement will benefit consumers and resolving this issue is another step forward in establishing Endo as the dynamic, diversified healthcare solutions company that we are today.”

The settlement agreement outlines the terms of the agreement, which include:

•	Watson is unable to market a generic version of Lidoderm until the U.S. Food and Drug Administration (FDA) approves Watson’s abbreviated new drug application (ANDA) for its lidocaine patch 5% product.

•	If the FDA approves Watson’s ANDA prior to September 15, 2013, Watson must wait until that day to market its generic product, except under certain limited circumstances.

•	Endo will provide $12 million in branded Lidoderm product, based on wholesale acquisition cost, to Watson each month from January through August of 2013.

•

If the FDA does not approve Watson’s ANDA by Dec. 31st, 2013, Endo will provide $6.67 million in branded Lidoderm product, based on wholesale acquisition cost, to Watson each month in 2014 that Watson’s ANDA has not received FDA approval.

•

If the FDA does not approve Watson’s ANDA by Dec. 31st, 2014, Endo will provide $7.11 million in branded Lidoderm product, based on wholesale acquisition cost, to Watson each month from January 2015 through September 2015 that Watson’s ANDA has not received FDA approval.

•

The license to Watson is exclusive as to Endo’s launch of an authorized generic (AG) version of Lidoderm until the earlier of 1) the introduction of a generic version of Lidoderm by a company other than Watson, or 2) seven and a half months after Watson launches its generic version of Lidoderm.

•

During any exclusivity period Watson may have following the launch of its generic product, Watson will pay a 25% royalty on gross profit to Endo until another generic enters the market including any authorized generic.

The agreement reflects the uncertainty created by the regulatory challenges facing generic manufacturers seeking to market a generic version of Lidoderm. In December 2006, Endo filed a Citizen Petition (CP) with FDA raising questions about whether FDA’s proposed approval requirements for generic Lidoderm were sufficient to determine bioequivalence. The CP raised a number of factors that should be considered by FDA, including the appropriate safety and efficacy metrics, in establishing bioequivalence for a locally acting topical drug that produces a unique partial sensory block in patients suffering from Post Herpetic Neuralgia (PHN). In March 2012, Endo submitted an amended CP highlighting the scientific and regulatory support for requiring generic manufacturers to conduct comparative clinical endpoint studies to demonstrate bioequivalence to locally acting topical products like Lidoderm. The Citizen Petition is currently under review by FDA and the company continues to believe in the merits of the arguments set forth in the CP.

Additional background information about Lidoderm and Endo’s amended CP can be found at http://www.endo.com/investors/overview.

The company expects to take a charge in reported earnings in the second quarter of 2012, which could be material, primarily related to the fair value on a probability adjusted basis of branded Lidoderm product to be provided to Watson under the terms of the settlement agreement. Endo has filed a Current Report on a Form 8-K with the U.S. Securities and Exchange Commission containing further details of the settlement as well as a copy of the settlement agreement.

About Endo

Endo Health Solutions Inc. (Endo) is a US-based diversified healthcare company that is redefining healthcare value by finding solutions for the unmet needs of patients along care pathways for pain management, pelvic health, urology, endocrinology and oncology. Through our operating companies: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest, Endo is dedicated to improving care through a combination of branded products, generics, devices, technology and services that creates maximum value for patients, providers and payers alike. Learn more at www.endo.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.